PrimeSource Mortgage, Inc. Corporate Office 1112 North Main Street Roswell, NM 88201	National Press Release

FOR IMMEDIATE RELEASE
February 18, 2011

Contact
Name:	Jeffrey R. Smith
Title:	President and CEO
Phone:	575-624-4170
E-Mail:	jeff@wewalkyouhome.com

PSM Holdings, Inc. to Acquire United Community Mortgage Corp. (UCMC)

(Roswell, NM, 02/18/11) — PSMH, Inc. (OTCBB: PSMH-OB), a leading mortgage banking and brokerage company in the Southwest, is pleased to announce that it has signed a Letter of Intent (LOI) to acquire UCMC, Inc.   United Community Mortgage Corporation is a, “Full-Eagle", mortgage banking company based in New York and New Jersey.

Under the terms of the LOI, UCMC will be merged in to PSMI, the mortgage banking subsidiary of PSMH.  Upon the closing of the transaction, UCMC shareholders will receive common shares from PSMH.  Also at closing, transfer of the Full Eagle designation will be transferred to PSMI.

Closing of the transaction is subject to further negotiations and the execution of a definitive agreement between the parties.  It is anticipated the closing will occur in the next 30 days. The shares to be issued in this transaction will not have been registered under the Securities Act and may not be offered or sold absent registration or applicable exemption from registration requirements.

Jeff Smith, President of PSMH commented, “We are thrilled about this acquisition as it will become the cornerstone of our new mortgage banking network.  Having the Full-Eagle designation will lead to exponential growth in the very near future."

About PSM Holdings, Inc.

PSM Holdings, Inc., through its wholly owned subsidiary, PrimeSource Mortgage, Inc. (PSMI) provides mortgage brokerage and banking services across the United States. PSMI is currently licensed in 15 states across the United States, and oversees the operations of more than 30 branches.  For more information, visit http://www.psmholdings.com.

Forward-Looking Statements:

Certain statements contained herein, including, without limitation, statements containing the words "believes," "intends" and other words of similar import, constitute "forward-looking statements" within the meaning of Section 7A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include but are not limited to that we are in the process of furthering several of the key milestones we achieved last year and creating new growth opportunities for PSM Holdings, Inc. and its subsidiaries, and that we will continue to enter new projects and strategic partnerships in 2009. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of PSM Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. PSM Holdings, Inc. disclaims any obligation to update or to announce publicly the results of any revision of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

Contact:
Jeffrey R. Smith, President and CEO
575-624-4170
jeff@wewalkyouhome.com